MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

CONNECTICUT MUNICIPAL BOND FUND

SERIES #18

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/13/01	Puerto Rico Elec Power Auth 5.0% 7/1/20	$2,000,000	$720,370,000	Goldman Sachs
12/19/01	Puerto Rico Pub Fin Corp 5.7% 8/1/25	$570,000	$1,095,845,000	Morgan Stanley
		$	$